Exhibit 99.1

Broadridge Enhances Composition Capabilities for Regulatory Communications

Acquisition of Appatura will help clients streamline regulatory and marketing communications

NEW YORK, Oct. 15, 2019 – Broadridge Financial Solutions, Inc. (NYSE:BR), a global Fintech leader and part of the S&P 500® Index, has acquired Appatura Inc., an innovator in regulatory and marketing content management and automation. Appatura’s technology and operational capabilities enable clients to streamline the composition of regulatory and marketing communications, enabling greater consistency and accuracy in content through a more automated process, while meeting regulatory requirements.

Appatura serves leading asset managers today, and the addition of Appatura’s flexible SaaS-based platform and sophisticated content management will enhance Broadridge’s existing communications solutions for asset managers and other financial services clients. Firms will be able to streamline content curation and assembly and more effectively manage the publishing and dissemination of material, such as prospectuses, fact sheets, pitch books and other regulatory and marketing materials.

“Our clients will now have access to enhanced content composition and management capabilities in a single source platform – enabling firms to better manage these communications from composition to distribution,” said Michael Liberatore, head of Broadridge’s Mutual Fund and Retirement Solutions business. “This is another example of how Broadridge is helping asset management and other financial services firms streamline regulatory and marketing communications in a complex environment.”

Appatura was acquired from Havas Creative, Inc., a wholly-owned subsidiary of Vivendi Universal, S.A., and other selling shareholders. Terms of the transaction were not disclosed.

About Broadridge

Broadridge Financial Solutions, Inc. (NYSE: BR), a $4 billion global Fintech leader and a part of the S&P 500® Index, is a leading provider of investor communications and technology-driven solutions to banks, broker-dealers, asset and wealth managers and corporate issuers. With over 50 years of experience, including more than 10 years as an independent public company, Broadridge provides an important infrastructure that powers the financial services industry. Broadridge's infrastructure underpins proxy voting services for over 50 percent of public companies and mutual funds globally, and processes on average more than U.S. $7 trillion in fixed income and equity trades per day of securities. Broadridge employs over 11,000 full-time associates in 18 countries. For more information about Broadridge, please visit www.broadridge.com.

About Appatura
Appatura, formerly known as Data Communique, has been a leader in granular content management and automated publishing solutions and services since 1993. With its leading-edge, proprietary database and headless CM named Syntext, Appatura’s mutual fund focused workflow and publishing engine: Docubuilder, and its innovative AI and Machine Learning Appasense tools, Appatura has been helping transform the industry from time-consuming, manually intensive processes to more cost effective and accurate. Its newer AI suite of products analyze and recommend content from internal and external competitive sources, further streamlining the content delivery cycle. Appatura's mission is to "Maximize the value of content across the enterprise, making heroes of its clients at work and at home."

Contacts:

Investors:
W. Edings Thibault
Head of Investor Relations
+1 516-472-5129
edings.thibault@broadridge.com

Media:
Linda Namias
Corporate Communications
+1 631-254-7711
Linda.Namias@broadridge.com